EXHIBIT 10.20

SECURED PROMISSORY NOTE

US $ 1,300,000	Date: November 22, 2010

FOR VALUE RECEIVED, Global Food Technologies, Inc, a Delaware corporation (“Maker”) promises to pay MUKESH or NIHAR PARIPATYADAR, an individual and resident of the United Kingdom, (“Holder”)  the sum of  One Million Three Hundred Thousand Dollars ($ 1,300,000) in lawful money of the United States of America, in SIX MONTHS from the date of this note entered above (”Maturity Date”). The term may be extended for an additional six months at Holders sole option. Such sum will bear simple interest at the rate of EIGHTEEN (18%) per annum computed on a 365 day year. Interest shall be payable in Common Stock of the Maker at the rate of $2.25 per share and shall be payable at maturity.

This note may be prepaid in whole or part at any time without penalty or bonus. However Holder shall still earn the minimum of the interest for the initial term of six months.

This note is secured by collateral described in a Security Agreement of even date herewith executed by Maker in favor of Holder.

This Note may not be assigned by the Holder without the prior written consent of Maker.

This Note is convertible in full or in part into fully-paid and non-assessable shares of Common Stock of Maker, at any time at the option of the Holder. Principal may be converted into shares of Common Stock at the initial conversion price of Two Dollars and Twenty Five Cents ($2.25) per share.

The conversion price shall be adjusted for any reclassification or recapitalization of its Common Stock.

This note is made and delivered in the State of California and shall be construed and enforced in accordance with and governed by the laws of the State of California. Any action or proceeding relating to this note will be brought exclusively in the State Courts in Kings County, California.

IN WITNESS WHEREOF, this Promissory Note is executed on the date first written above.

GLOBAL FOOD TECHNOLOGIES, INC.

By:
Keith Meeks, President
113 Court St, Hanford CA 93230

Accepted by:
MUKESH PARIPATYADAR